                                                                    EXHIBIT 10.2

                     SUMMARY OF INCENTIVE COMPENSATION PLAN
                          OF PARK NATIONAL CORPORATION

      The Compensation Committee of the Board of Directors of Park National Corporation ("Park") administers Park's incentive compensation plan which enables the officers of The Park National Bank (the Park National Division, the Fairfield National Division, the Consolidated Computer Center Division and the First Clermont Division), The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon (the First-Knox National Division and the Farmers and Savings Division), Second National Bank, United Bank, N.A., The Security National Bank and Trust Co. (the Security National Division and the Unity National Division), The Citizens National Bank of Urbana, Scope Leasing, Inc. and Guardian Financial Services Company (collectively, "Park's Principal Subsidiaries") to share in any above-average return on equity (net income divided by average equity) which Park and its subsidiaries on a consolidated basis may generate during a fiscal year. During the fiscal year ended December 31, 2005 (the "2005 fiscal year"), all officers of Park's Principal Subsidiaries, including C. Daniel DeLawder (who served as Chairman of the Board and Chief Executive Officer of Park and Park National Bank during the 2005 fiscal year and continues to so serve), David L. Trautman (who served as President and Secretary of Park and as President of Park National Bank during the 2005 fiscal year and continues to so serve), and John W. Kozak (who served as Chief Financial Officer of Park and as Senior Vice President and Chief Financial Officer of Park National Bank during the 2005 fiscal year and continues to so serve) were eligible to participate in the incentive compensation plan. For the fiscal year ending December 31, 2006 (the "2006 fiscal year"), all officers of Park's Principal Subsidiaries (including Messrs. DeLawder, Trautman and Kozak) will also be eligible to participate.

      Above-average return on equity is defined as the amount by which the net income to average equity ratio of Park and its subsidiaries on a consolidated basis exceeds the median net income to average equity ratio of all U.S. bank holding companies of similar asset size ($3 billion to $10 billion). A formula determines the amount, if any, by which Park's return on equity ratio exceeds the median return on equity ratio of these peer bank holding companies. Twenty percent (20%) of that amount on a before-tax equivalent basis is available for incentive compensation. If Park's return on equity ratio is equal to or less than that of the peer group, no incentive compensation will be available with respect to that year. The Chief Executive Officer and the President of Park and Park National Bank have historically received a fixed percentage of the amount available for incentive compensation as determined by the Board of Directors and, more recently, the Compensation Committee. Mr. DeLawder and Mr. Trautman recommended to the Compensation Committee that, because of the modest increase in net income earned by Park for the 2005 fiscal year, their total cash compensation to be paid during the 2006 fiscal year remain unchanged, and that the ratio of base salary and incentive compensation to be paid during the 2006 fiscal year remain at 50/50. After reviewing the independently generated peer group information of similarly sized bank holding companies developed by SNL Securities, the Compensation Committee determined that Mr. Kozak's total cash compensation to be paid during the 2006 fiscal year should be increased to $420,500. As a result, Mr. Kozak's incentive compensation in respect of the 2005 fiscal year was $220,000. Mr. DeLawder's incentive compensation and Mr. Trautman's incentive compensation in respect of the 2005 fiscal year were $464,240 and $307,108, respectively.

      After deducting the incentive compensation paid to Messrs. DeLawder, Trautman and Kozak, the remaining amount available for incentive compensation pay was distributed to the officers of Park's Principal Subsidiaries on the basis of their respective contributions to Park's meeting its short-term and long-term financial goals during the 2005 fiscal year, which contributions were subjectively determined by the Chairman of the Board and Chief Executive Officer and the President and Secretary of Park and approved by Park's Board of Directors, upon recommendation of the Compensation Committee. Recommendations of the presidents of Park's Principal Subsidiaries were considered when determining incentive compensation amounts for officers (other than the internal audit staff) of those subsidiaries. The incentive compensation paid to the internal audit staff of Park's Principal Subsidiaries is determined by the Audit Committee of Park's Board of Directors. The payment of the incentive compensation amounts for the 2005 fiscal year was made during the first quarter of the 2006 fiscal year (in February of 2006).

                                      -2-